SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 28, 2015 (April 23, 2015)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 1, 2014, the registrant announced that it had completed the acquisition of a ten story commercial building at 207 East Redwood Street in Baltimore, Maryland for $15.7 million, and that it planned to convert the building to a 130 room hotel that would operate under the registrant’s Hotel RL brand as the Hotel RL Baltimore Inner Harbor. The entity that purchased the hotel was RL Baltimore LLC (“RL Baltimore”), which is wholly owned by RLS Baltimore Venture LLC (the “Parent Company”), which was wholly owned by the registrant.

On April 23, 2015, RL Baltimore entered into an agreement with PFP Holding Company IV LLC, an affiliate of Prime Finance, under which RL Baltimore will borrow $13.3 million secured by the hotel. Of this amount, approximately $10.1 million was funded immediately, of which $7.8 million was distributed to the registrant. The registrant expects the remaining $3.2 million of the loan to be advanced to RL Baltimore over the next couple of months to finance completion of the renovation of the hotel.

On April 24, 2015, the registrant entered into a joint venture arrangement with Shelbourne Falcon Charm City Investors LLC (“Shelbourne”) to complete the renovation of and thereafter operate the hotel. The registrant sold Shelbourne a 21% interest in the Parent Company for $2 million. The registrant also granted Shelbourne an option to acquire an additional 24% of the ownership interests of the Parent Company for $2.3 million. If not exercised, the option will expire on December 31, 2015.

A copy of the April 28, 2015 press release announcing the joint venture is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated April 28, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: April 28, 2015	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary

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